Wilks SC 13D/A

Exhibit 99.11

POWER OF ATTORNEY

WB Acquisitions Inc. (“WBA”), incorporated and existing under the laws of Delaware, having its address at 17018 IH 20, Cisco, TX 76437, represented by Matthew D. Wilks, Director, hereby authorizes Javier Rocha to represent WBA to execute and file on WBA’s behalf all SEC forms (including any amendments thereto) that WBA may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of WBA’s position with, or direct or indirect ownership of, or transactions in securities by or on behalf of WBA with Dawson Geophysical Company. The authority of such individual under this Statement shall continue for as long as WBA is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to WBA. I hereby acknowledge that such individual is not assuming any of WBA’s responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934, as amended.

Dated:	October 30, 2023

By:	/s/ Matthew D. Wilks
Matthew D. Wilks, Director